Exhibit 10.1
TRANSITION AGREEMENT

This Transition Agreement and General Release of All Claims (“Agreement”) is made by and between (a) ResMed Inc. (the “Company”); and (b) Brett Sandercock (“Employee”). The Company and Employee are the “Parties” to this Agreement. This Agreement is based on the following facts:
A.After almost twenty-eight years of service, and twenty years as chief financial officer, Employee has expressed to the Company his intent to retire, subject to appointment and commencement of a successor Chief Financial Officer effective May 4, 2026 (the “Transition Date”), and Employee will retire from employment with the Company effective December 31, 2026 (the “Retirement Date”).
B.Employee’s transition from Chief Financial Officer will occur effective as of the Transition Date in coordination with the appointment and commencement of his successor. The parties acknowledge that Employee has not provided, and the Company has not accepted, an effective resignation from his role as Chief Financial Officer, and that such transition will occur only in connection with the commencement of his successor.
C.The Company wishes to provide for an orderly transition, including use of the Employee’s leave benefit, and to have Employee available to provide services to the Chief Executive Officer as needed through December 31, 2027.
THEREFORE, in consideration of the promises and mutual agreements set forth below, the Parties agree as follows:
1.Special Advisor. Effective as of the Transition Date of his successor as Chief Financial Officer, Employee will transition to a role as Special Advisor to the Chief Executive Officer through December 31, 2027.
2.Transition Period. Employee will remain employed through the Retirement Date (the “Transition Period”) and will continue to receive salary and benefits including superannuation through December 31, 2026. Employee has agreed to use his leave benefit in combination with salary for transition help to the Company up to and including his Retirement Date.
3.Consulting Services. Following the Retirement Date, Employee will provide consulting services to the Company through December 31, 2027, pursuant to a consulting agreement. Specifically, Employee will serve as Special Advisor to the Chief Executive Officer as an employee to December 31, 2026, and as a consultant to December 31, 2027, providing transition support, institutional knowledge, and strategic advisory services as requested by the Chief Executive Officer.
4.Severance.
4.1The Company agrees to pay Employee an additional payment in the gross amount of A$378,355 (minus applicable withholdings), representing six months pro rata payment of his short-term incentive for fiscal year 2027.
4.2Employee will be offered a Consulting Agreement, attached hereto as Exhibit A, which is expressly conditioned upon Employee signing this Agreement and complying with its terms. While serving as a consultant, Employee’s outstanding equity awards shall be treated in accordance with the terms of the applicable Company equity plans and award agreements, except as may be expressly provided in the Consulting Agreement. Employee understands that continued vesting, if any, will be governed solely by such plans, agreements, and the Consulting Agreement
4.3Employee acknowledges and agrees that the Severance constitutes adequate legal consideration for the promises and representations made by Employee in this Agreement.
4.4With the sole exception of the Severance and any expense reimbursements that may be owed to Employee in accordance with the Company’s expense reimbursement policy, Employee

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acknowledges that, as of his Retirement Date of December 31, 2026, he will be paid all compensation, wages, leave, and/or earned bonuses owed to Employee.
5.General Release.
5.1Employee (on behalf of Employee and Employee’s heirs, next of kin, executors, administrators, agents, representatives, attorneys, and assigns) knowingly and voluntarily releases and discharges the Company, and any parent and subsidiary corporations, divisions, and other affiliated entities of the Company, as well as the Company’s employees, officers, directors, agents, fiduciaries, representatives, attorneys, successors and assigns both individually and in their business capacity (collectively, the “Released Parties”), from all known and unknown claims, actions, liability, damages, and/or rights. This release and discharge includes without limitation all claims under the laws of the United States and Australia, the laws of the state in which Employee primarily worked for the Company, and any other applicable federal, state, or local laws. This release and discharge is intended to have the broadest possible application and includes, but is not limited to, any tort (including negligence, gross negligence, and bad faith), contract, common law, constitutional, or other statutory claims, all claims for attorneys’ fees, costs, and expenses.
5.2Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true concerning the claims released in this Agreement. Nonetheless, Employee agrees that this Agreement and the general release above shall remain effective in all respects despite such different or additional facts or the discovery of them.
5.3Employee declares and represents that Employee intends this Agreement to be final and complete. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.
6.Reference Requests. Employee agrees that any request for a reference shall be referred to the Chief Executive Officer or Chief People Officer.
7.No Admissions. The Parties understand and agree that this Agreement is not an admission of liability and shall not be construed as an admission in any legal or administrative proceeding.
8.Company Property. Employee understands that, as a condition of receiving the Severance described in Section 4, any confidential electronic information must be permanently deleted from any Company or personal computer, smart phone, tablet, or device owned or used by Employee. Company property includes any Company issued or provided credit cards, computers, smartphones, tablets, vehicles, tangible property, equipment, keys, identification badges, telephones, and all documents, files, folders, correspondence, memoranda, notes, notebooks, books, records, promotional materials, samples, plans, forecasts, reports, proposals, agreements, financial information, CDs, thumb drives, and all other computer-recorded information, as well as all copies thereof, electronic, or otherwise. The parties have agreed that, once all Company information is removed, Employee will be permitted to keep the equipment provided by Company. Given Employee’s role as Special Advisor, the parties shall work collaboratively on the timing and methodology of removing company information.
9.Proprietary and Confidential Company Information. Employee acknowledges that during Employee’s employment with the Company, Employee had access to confidential or proprietary documents, materials, or information regarding the Company’s products, services, strategy, research, business affairs, and unpublished data, which Employee acknowledges and agrees are of a highly sensitive and confidential nature and considered trade secrets and/or proprietary to the Company. Such information, documents, and materials may include, without limitation, trade secrets, inventions, research, plans, proposals, marketing and sales programs/data, cost summaries, pricing formulas, and concepts and materials, or information related to the products, services, business strategy, research, business, or sales of the Company (or the Company’s customers or business partners), which has not previously been released to third parties within the Company’s industry or the public at large by an authorized representative of the Company. Employee represents that Employee has held all such information as confidential and will continue to do so, and that Employee will not use such confidential or proprietary information and/or documents for any purpose, specifically including use for any business in the same industry as the Company or in competition with the Company. Employee understands that this obligation of confidentiality continues for as long as such information remain confidential, unless Employee works/worked for the Company in a state requiring temporal and/or geographic limitations on confidentiality non-disclosure clauses – in which case, Employee understands and agrees that, to the extent this obligation

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of non-disclosure and non-use of confidential and proprietary information applies to information that does not meet the definition of a trade secret under applicable law, it shall apply only for twenty-four (24) months following Employee’s Retirement Date and only in geographic areas in which the unauthorized use or unauthorized disclosure of such confidential and proprietary information could competitively harm the Company. Employee also hereby reaffirms Employee’s agreement to, and all of Employee’s continuing obligations under, the Duty of Loyalty and Work Product Agreement signed by Employee, to the extent enforceable by law. Pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
10.Comments to Others.  To the extent permitted by law, Employee agrees not to make or provide any statements, remarks, or comments, that are knowingly, intentionally, or maliciously false about the Company and/or any of the Released Parties, or any of its or their products or services, either verbally or in writing that may be considered to be derogatory or detrimental to the good name or business reputation of the Company or Released Parties.
11.Certification of Compliance with ResMed’s Code of Conduct and Corporate Integrity Agreement. Employee agrees that:
11.1Employee previously read and certified that Employee received and understands ResMed’s Code of Business Conduct and Ethics;
11.2Employee understands that Section 8 of ResMed’s Code of Business Conduct and Ethics as well as the Corporate Integrity Agreement between ResMed Corp and the Office of the Inspector General of the Department of Health and Human Services dated December 18, 2019, prohibits any unlawful inducement to a health care provider or customer to recommend or purchase ResMed products;
11.3Employee is aware of the duty, set forth in Section 1 of ResMed’s Code of Business Conduct and Ethics, to report to the Company any violation of the Code or of the laws, rules, and regulations that apply to the Company;
11.4Employee is not presently aware of any credible information about any violation, potential wrongdoing, or illegal activity Employee is obligated to report to the Company; and
11.5Nothing in this Section prohibits Employee from making or filing complaints or reports about any violation, potential wrongdoing, or illegal activity by the Company to a Government Agency or in any Court.
12.Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America.
13.Binding on Successors and Assigns. The Parties agree that this Agreement shall be binding on and inure to the benefit of their or its successors, heirs, and/or assigns.
14.Integration and Continuing Obligations. This Agreement contains the entire agreement between the Company and the Employee on the subjects addressed in this Agreement and replaces any other prior agreements or representations, whether oral or written, between them. However, as noted above, Employee represents and agrees that Employee is still subject to any and all agreements and provisions with the Company (and with any affiliated Company entity) that cover post-employment obligations to the Company relating to confidential information, trade secrets, restrictive covenants, or other post-employment obligations, and so these agreements and provisions survive and are not superseded by this Agreement.
15.Severability. In the event any provision of this Agreement shall be found unenforceable by a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, as the Parties intend that the Released Parties shall

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receive the benefits contemplated by this Agreement to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected.
16.Good Faith. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out the terms and purposes of this Agreement.
17.Modification. This Agreement may be amended only by a written instrument executed by all Parties.
18.Full Defense. If Employee brings a claim released by this Agreement, any of the Released Parties may plead this Agreement as a complete defense.
19.Tax Matters. Employee acknowledges that Employee is solely responsible for any taxes imposed on Employee, as a result of any payments or benefits under this Agreement, all such payments and benefits will be subject to any applicable tax withholding by the Company, and the Company has not made any representations or guarantees regarding the tax result or treatment of the receipt of any such payments or benefits.  Employee agrees to hold harmless and indemnify the Company for all taxes and related liabilities arising from or relating to Employee’s failure to report and pay any such taxes.
20.Counterparts. This Agreement may be executed in counterparts and/or electronically.
THE PARTIES TO THIS AGREEMENT HAVE READ THIS AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED ABOVE. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE VOLUNTARILY ENTERS INTO THIS AGREEMENT AFTER HAVING CONSIDERED THE PROVISIONS IN A DELIBERATE AND INFORMED MANNER. EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE BEFORE SIGNING THIS AGREEMENT. THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: May 6, 2026	By:	/s/ Brett Sandercock
Brett Sandercock

Dated: May 6, 2026	By:	/s/ Michael Rider
Michael Rider
Global General Counsel
ResMed, Inc.

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EXHIBIT A
CONSULTING AGREEMENT
This Agreement is entered into by between ResMed Inc. (“the Company”) and Brett Sandercock (“Consultant” and collectively, the “Parties”) as of December 31, 2026, to be effective as of January 1, 2027.
1.Services. Consultant will perform services and deliverables, as a Special Advisor to the Chief Executive Officer, including supporting the transition of responsibilities to the incoming Chief Financial Officer, advising the Chief Executive Officer and executive leadership on financial and strategic matters, and providing institutional knowledge and continuity support as requested by the Company. Consultant’s services are intended to follow Employee’s transition from Chief Financial Officer and subsequent retirement from employment (the “Retirement Date”). The Company’s requests with respect to such duties shall take into account Consultant’s other obligations and commitments, recognizing that this consulting arrangement is intended to provide transition support for a limited period and with limited responsibilities. Consultant will:
1.1.Provide consulting services in a professional, competent, and timely manner;
1.2.Begin providing services effective January 1, 2027 (the “Start Date”); and
1.3.Report directly to the Chief Executive Officer.
2.Conditional Nature of Consulting Arrangement. The offer to engage Consultant under this Agreement is expressly conditioned upon Consultant signing the Transition Agreement (“Transition Agreement”) to which this Consulting Agreement is attached. Consultant understands and agrees that if the Transition Agreement does not take effect, this offer will be null and void, and Consultant will not be entitled to receive any compensation under this Agreement. The Consulting Agreement is intended to form part of the overall transition arrangement between the Parties in connection with Employee’s retirement.
3.Compensation.
3.1.Consultant shall be available for consulting services not to exceed thirty seven hours (37) per month. Company will coordinate scheduling to minimize disruption of Consultant’s other activities
3.2.Subject to paragraphs 2 and 5, the Company will allow Consultant to continue to participate in the Company’s equity program, specifically to allow vesting of certain equity awards identified in the chart below that were previously granted to Consultant.
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Grant Dates	Grant Type	Potential Quantity to Vest*	Strike price (if applicable)	Vesting Date During the Term (*earliest)	Expiration date (if applicable)
20 November 2024	RSU	1,821		11 November 2027
20 November 2025	RSU	1,806		11 November 2027
20 November 2025	RSU	1,807		31 December 2027
20 November 2024	Absolute TSR PSU	2,437*		20 November 2027* or December 31, 2027*
20 November 2024	Relative TSR PSU	2,334*		20 November 2027*
20 November 2025	Absolute TSR PSU	2,446*		31 December 2027*
20 November 2025	Relative TSR PSU	2,320*		31 December 2027*

Consultant acknowledges and agrees that eligible Executive RSUs set forth above will vest in the ordinary course through December 31, 2027 so long as the Consulting Agreement remains in effect, and that performance shares (Absolute and Relative PSUs) identified with an asterisk (*) will vest, pro rata, only to the extent that the performance criteria set forth in those award agreements are met. Consultant will not receive or vest in any additional equity awards of any nature during the Term of this Agreement. Consultant’s continued vesting in each of the equity awards identified above will be subject to the terms and conditions of the applicable ResMed equity plan and the equity agreements governing the awards. For avoidance of doubt, except as set forth above, any remaining unvested equity shall be automatically forfeited, terminated and cancelled without payment of any consideration by the Company, or any related entities.

3.3. The Company will pay Consultant’s actual out-of-pocket expenses, such as for meals, lodging and travel, as reasonably incurred by Consultant, and approved in advance by Company, in furtherance of Consultant’s performance under the Agreement within forty-five (45) days of Consultant submitting an invoice for such expenses.
3.4.Consultant acknowledges that he is solely responsible for any taxes imposed on him, as a result of any payments or benefits under this Agreement, all such payments and benefits will be subject to any applicable tax withholding by the Company or any affiliates, and the Company has not made any representations or guarantees regarding the tax result or treatment of the receipt of any such payments or benefits.
4.Term. Subject to paragraph 2, this Agreement’s term (the “Term”) begins effective January 1, 2027 and automatically ends on December 31, 2027 (the “Termination Date”), without any further action by the Parties, unless terminated earlier as provided in section 5 below.
5.Termination.

5.1    Either Party may terminate this Agreement earlier than the Termination Date, for any reason, or no reason, by delivering written notice to the other Party fifteen (15) days before termination. The right to terminate this Agreement is absolute and the Parties acknowledge that each has considered and relied on the right to terminate this Agreement in entering into this Agreement.
        5.2    If Company elects to terminate without cause, then it shall be required to pay the cash value of the equity reflected in this Agreement. If Employee elects to terminate without cause, Employee agrees to forfeit the value of any equity that may vest pursuant to this Agreement.
5.3 Within three (3) business days after the Termination Date, Consultant will deliver to the Company all physical or electronic work-product created during the Agreement’s term, all supplies and equipment provided by the Company, and all physical and electronic media containing the
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Company’s confidential information. The Company will only be responsible for work performed up until the termination of the Agreement.
6.Consultant’s Warranties. Consultant represents and warrants to the Company as follows:

6.1.Consultant’s performance of this Agreement will not violate any laws; and
6.2.Consultant’s performance of this Agreement will not breach any obligation of Consultant to other persons.

If any of these representations and warranties is incorrect, the Company has the right to terminate this Agreement immediately, no Consulting Fee will be paid, and Consultant will indemnify the Company from all resulting liabilities. These representations and warranties will survive this Agreement’s termination.

7.Parties’ Relationship. Consultant is an independent contractor. Consultant is not the Company’s agent or employee.

8.Non-Disclosure of Confidential Information and Covenant Not to Compete.

8.1.“Confidential Information” as used in this Agreement means any technical or business information, shared with Consultant at any time, and related to such matters as the Company’s technology, business methods, confidential reports, customer lists and price lists, as well as the nature and type of services rendered by Consultant to the Company;

8.2     As a material inducement to the Company to enter into this Agreement and to pay to Consultant the compensation stated in Paragraph 3:

8.2.1 Consultant shall not directly or indirectly disclose, without the Company’s permission, any Confidential Information that has been obtained by, disclosed to, or created by Consultant at any time; or

8.2.2 Make use of any such Confidential Information to compete, either directly or indirectly, with the Company or its customers; or

8.2.3    Compete at any time during the Term of this Agreement, either directly or indirectly with the Company, including but not limited to recruiting existing or former employees of the Company;

8.2.4    During the Term of this Agreement, Consultant will not solicit, induce, or work with any     existing or former customers of the Company other than on behalf of the Company.

8.2.5    Disparage the Company, or its employees, officers or customers, or any of them at any time.

8.3 Consultant shall provide notice to the Company’s Global General Counsel, at least ten (10) days in advance, before accepting employment during the Term of this Agreement. If Consultant breaches or threatens to breach any of the provisions of Paragraph 8, the Company, in addition to any other rights, remedies, or damages available to the Company at law or in equity, will be entitled to a permanent injunction to prevent or restrain any such breach by Consultant and any person directly or indirectly acting for or with him/her. As a material inducement to the Company to enter into this Agreement, Consultant will provide – if requested to do so by the Company – truthful testimony under oath, regardless of whether such testimony is requested orally or in writing.

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8.4 Consultant will not be requested or required to, and will not, disclose any information available to the Consultant that would violate any valid and enforceable confidentiality agreement between Consultant and any other person.

8.5     If requested by the Company, Consultant will execute a confidentiality agreement as required pursuant to a protective order.

9.Ownership of Work Product and Inventions.

9.1.During the term of this agreement, Consultant's work product, arising out of and within the scope of services under this Agreement or related to Company’s business, including but not limited to, any technology or services in the post-acute care market, design, manufacture or distribution of medical devices and digital solutions for sleep and respiratory disorders include technologies to be applied in medical and consumer products, CPAP devices, ventilation devices, diagnostic products, mask systems, headgear and other accessories, dental devices, and cloud-based software informatics solutions to manage patient outcomes and customer and provider business processes, as well as comprehensive digital solution suites for patients with asthma or COPD, including software, sensors, inhalers or supplemental oxygen as well as non-invasive or invasive ventilation, including all intellectual work product, will be the property of Company. Consultant will not sell, transfer, publish, disclose or otherwise make such work product available to third persons without Company's prior written consent.
9.2.During the term of this agreement, Consultant hereby assigns to Company all inventions and original works of authorship, which Consultant may conceive or reduce to practice arising out of and within the scope of services under this Agreement or related to post-acute care technology or services. Such inventions are "works made for hire" (to the greatest extent permitted by applicable law) and are compensated by the amounts paid to the Consultant under this Agreement.

10.Arbitration. Any controversies or claims relating to any aspect of the Agreement, or to its breach, or the relationship created between the Parties will be settled by binding arbitration. The Parties will abide by the arbitrator's decision and agree that a judgment on the award may be entered in any court having personal jurisdiction over the Parties.

11.Notices. All notices between the Parties will be in writing, addressed to the principal business addresses listed in the first paragraph of this Agreement. Either Party may designate a different address in writing. Notices will be deemed given on the date of delivery (if delivered in person, electronically, or by overnight delivery service) or three days after mailing if mailed by certified or registered mail.
12.Miscellaneous.

12.1.Entire Agreement. This Agreement contains the Parties' entire understanding with respect to the consulting arrangement and may not be modified except in a writing signed by both Parties.

12.2.Assignments. Consultant may not assign this Agreement, without the Company’s written consent. The Company may not assign this Agreement, without Consultant’s written consent, except that the Company may assign this Agreement to a subsidiary, parent, successor, or affiliate without Consultant’s consent.

12.3.Governing Law. California law will govern this Agreement and the relationship between the Parties.

12.4.Severability. If any provision of the Agreement is illegal or unenforceable under law, then it shall be modified, to achieve the Parties’ intent to the fullest extent possible. In any event, the
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other provisions of the Agreement, will, to the fullest extent possible, remain valid, unless to do so would deny a Party the benefit of its bargain.

12.5.Counterparts. This Agreement may be executed by facsimile and in counterparts.

ResMed Inc. and Consultant have duly executed this agreement as of the Effective Date.

Dated: May 6, 2026		Consultant

	By:	/s/ Brett Sandercock
Brett Sandercock

ResMed Inc.

Dated: May 6, 2026	By:	/s/ Michael Rider
Michael J. Rider
Global General Counsel

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